EXHIBIT 99.1

NGP Capital Resources Company Announces Second Quarter 2011 Financial Results and Portfolio Activity

HOUSTON, Aug. 9, 2011 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (Nasdaq:NGPC) (the "Company") today announced its financial results for the three- and six-months ended June 30, 2011.

Highlights for the quarter ended June 30, 2011:

Quarterly dividends declared: $0.18 per share, an increase of 6% from the second quarter of 2010
Net asset value: $208.3 million, or $9.63 per share

Operating Results:
Total investment income: $9.1 million, increasing $3.0 from second quarter of 2010
Net investment income: $4.4 million, increasing $1.1 million from second quarter of 2010
Net realized capital gain on investments: $1.0 million, compared to $0 in second quarter of 2010
Net unrealized loss on investments: $21.8 million, or $(1.01) per share
Net increase (decrease) in net assets resulting from operations per share: $(0.76), compared to $0.18 in the second quarter of 2010

Portfolio and Investment Activity:
New investments made in portfolio companies during the quarter: $37.0 million
Redemption of portfolio securities during the quarter: $16.1 million
Total invested in portfolio companies at June 30, 2011: $199.7 million
Number of portfolio companies at June 30, 2011: 19

Portfolio and Investment Activity

During the quarter ended June 30, 2011, we funded a $7.7 million investment in Spirit Resources, LLC, a new portfolio company, and an additional $29.3 million to existing portfolio companies, including $25.0 million to acquire a limited term overriding royalty interest in certain offshore Gulf of Mexico oil and gas producing properties operated by ATP Oil & Gas Corporation.  Also during the second quarter of 2011, we received principal repayments, realizations and settlements totaling $16.1 million.

In June 2011, we entered into definitive agreements to sell all of our interests in Alden Resources, LLC ("Alden") and Gatliff Services, LLC ("Gatliff") for $73.2 million in cash, subject to a working capital adjustment, and a contingent future payment of up to $6.8 million. This transaction resulted in the recognition of $4.5 million of previously unrecognized PIK interest income, and in revisions to values attributable to term loans, overriding royalty interests and equity interests in these portfolio companies. The combined investments in Alden and Gatliff generated an all in, cash-on-cash, return in excess of 16% per annum; however, the revisions to values from March 31, 2011 resulted in a net unrealized loss of $9.8 million, or $0.45 per share, in the second quarter. This transaction closed on July 28, 2011.

Primarily as a result of continued deterioration in the ethanol market and the resulting decline in the fair value of the collateral securing our investments, we reduced the carrying value of our investments in and receivables from BioEnergy Holding LLC ("BioEnergy") and its affiliate, Bionol Clearfield LLC ("Bionol"), to zero. On July 20, 2011, BioEnergy and Bionol filed for protection under Chapter 7 of the U.S. Bankruptcy Code, with the intention of selling Bionol's ethanol plant. Bionol has been involved in an arbitration case in connection with a contractual dispute with the former major purchaser of its ethanol; however, we believe it is unlikely that the ultimate outcome of these events will provide any significant realization on our investment. This reduction in carrying value resulted in an unrealized loss of $10.2 million, or $0.47 per share, during the second quarter, and a reduction in previously accrued interest income of $0.6 million.

At June 30, 2011, our targeted investment portfolio consisted of nineteen portfolio companies with values totaling $199.7 million. The weighted average yield on targeted portfolio investments (exclusive of capital gains or losses) was 9.1% at June 30, 2011.

Operating Results – Three months ended June 30, 2011

Investment income totaled $9.1 million for the quarter ended June 30, 2011, compared to $6.0 million in the corresponding quarter of 2010. This increase is primarily attributable the recognition of $4.5 million of previously reserved PIK interest income on Alden's Tranche B Term Loan, partially offset by the reserve of $0.6 million of previously recorded interest income from BioEnergy and Bionol and $0.6 million of fee income recorded in the second quarter of 2010 related to a specific transaction. Operating expenses for the second quarter of 2011 were $3.4 million, increasing $0.4 million, or 13%, compared to the second quarter of 2010. The increase is primarily attributable to increased management and incentive fees due to incentive fees earned on higher investment income, and increased interest expense due to increased average borrowings. The resulting net investment income, including a $1.3 million provision for income taxes, was $4.4 million for the quarter ended June 30, 2011, compared to $3.3 million in the quarter ended June 30, 2010.

We had a net realized capital gain of $1.0 million in the second quarter of 2011, resulting from the sale of our royalty interest in Greenleaf Investments, LLC. We recorded no realized gains or losses in the second quarter of 2010.

During the three months ended June 30, 2011, we recorded net increases in unrealized depreciation on portfolio investments totaling $21.8 million, primarily as a result of the BioEnergy writedown totaling $10.2 million and unrealized losses on Alden and Gatliff totaling $9.8 million.

Overall, we had a net decrease in net assets resulting from operations of $16.4 million, or $0.76 per common share, for the three months ended June 30, 2011 and dividends declared during the period of $0.18 per common share, resulting in net asset value per common share of $9.63 as of June 30, 2011.

Liquidity and Capital Resources

At June 30, 2011, we had cash and cash equivalents of $50.0 million. We had $40.0 million outstanding under our Investment Facility at June 30, 2011, and $24.3 million available for borrowing. In addition, we received $73.2 million in July in connection with the sale of our interests in Alden and Gatliff.

Conference Call at 11:00 a.m. Eastern Time on August 9, 2011

We invite all interested persons to participate in our conference call on Tuesday, August 9, 2011 at 11:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers should dial (760) 666-3609.  We will maintain an audio replay of the call from 2:00 p.m. Eastern Time on August 9, 2011 through midnight August 15, 2011. The replay dial-in numbers are (855) 859-2056 in the U.S. and (404) 537-3406 for international callers. The replay pass code is 85106464. The call will also be accessible via the internet, on our Investor Relations page at www.ngpcrc.com.

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)

Assets
Investments in portfolio securities at fair value
Control investments - majority owned
(cost: $101,989,595 and $89,502,910, respectively)	$ 74,221,913	$ 70,973,316
Affiliate investments
(cost: $36,083,334 and $34,146,328, respectively)	13,463,505	33,064,028
Non-affiliate investments
(cost: $113,556,532 and $114,852,057, respectively)	112,012,623	112,025,645
Investments in U.S. Treasury Bills at fair value
(cost: $30,600,298 and $0, respectively)	30,599,663	--
Total investments	230,297,704	216,062,989

Cash and cash equivalents	50,010,276	68,456,908
Accounts receivable and other current assets	1,242,430	3,095,882
Interest receivable	1,397,457	2,236,122
Prepaid assets	1,342,941	1,736,732
Total current assets	53,993,104	75,525,644

Deferred tax assets	5,615,099	--

Total assets	$ 289,905,907	$ 291,588,633

Liabilities and net assets
Current liabilities
Accounts payable and accrued expenses	$ 485,831	$ 525,111
Management and incentive fees payable	1,591,714	1,376,032
Dividends payable	3,893,076	3,893,076
Income taxes payable	18,052	50,350
Current portion of long-term debt	30,000,000	--
Deferred tax liabilities	5,630,437	--
Total current liabilities	41,619,110	5,844,569

Deferred tax liabilities	--	18,136
Long-term debt, less current portion	40,000,000	50,000,000

Total liabilities	81,619,110	55,862,705

Net assets
Common stock, $.001 par value, 250,000,000 shares authorized;
21,628,202 shares issued and outstanding	21,628	21,628
Paid-in capital in excess of par	293,789,803	293,789,803
Undistributed net investment income (loss)	(8,234,138)	(7,845,925)
Undistributed net realized capital gain (loss)	(32,319,233)	(32,778,782)
Net unrealized appreciation (depreciation) of portfolio securities	(44,971,263)	(17,460,796)

Total net assets	208,286,797	235,725,928

Total liabilities and net assets	$ 289,905,907	$ 291,588,633

Net asset value per share	$ 9.63	$ 10.90

NGP CAPITAL RESOURCES COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Investment income
Interest income:
Control investments - majority owned	$ 5,810,435	$ 1,095,924	$ 7,166,344	$ 2,195,903
Affiliate investments	(320,821)	899,981	631,044	1,732,894
Non-affiliate investments	3,038,632	3,379,706	6,517,637	6,557,247
Royalty income (loss), net of amortization:
Control investments - majority owned	201,785	459,974	680,135	754,785
Non-affiliate investments	270,906	(444,619)	526,688	(962,675)
Other income	58,887	640,000	92,637	946,079

Total investment income	9,059,824	6,030,966	15,614,485	11,224,233

Operating expenses
Management and incentive fees	1,591,714	1,423,830	2,925,002	2,762,399
Professional fees	236,026	221,672	435,066	486,976
Insurance expense	182,303	185,658	364,846	371,316
Interest expense and fees	457,256	304,118	766,677	617,181
Other general and administrative expenses	896,969	843,568	1,726,704	1,789,988

Total operating expenses	3,364,268	2,978,846	6,218,295	6,027,860

Net investment income before income taxes	5,695,556	3,052,120	9,396,190	5,196,373

Benefit (provision) for income taxes	(1,295,534)	222,496	(1,998,250)	509,570

Net investment income	4,400,022	3,274,616	7,397,940	5,705,943

Net realized capital gain (loss) on investments
Net realized capital gain (loss) on portfolio securities:
Control investments - majority owned	--	--	81,275	--
Non-affiliate investments	984,571	--	378,210	--
Benefit (provision) for taxes on capital gain (loss)	(223)	(9,462)	64	(18,613)

Total net realized capital gain (loss) on investments	984,348	(9,462)	459,549	(18,613)

Net unrealized gain (loss) on investments
Net increase (decrease) in unrealized appreciation
(depreciation) on portfolio securities
Control investments - majority owned	(12,665,451)	(93,176)	(9,238,088)	(86,675)
Affiliate investments	(10,343,205)	(748,010)	(21,537,528)	(189,291)
Non-affiliate investments	(58,606)	1,733,136	1,281,867	4,047,125
Benefit (provision) for taxes on unrealized gain (loss)	1,289,139	(284,237)	1,983,282	(577,386)

Total net unrealized gain (loss) on investments	(21,778,123)	607,713	(27,510,467)	3,193,773

Net increase (decrease) in net assets resulting
from operations	$ (16,393,753)	$ 3,872,867	$ (19,652,978)	$ 8,881,103

Net increase (decrease) in net assets resulting
from operations per common share	$ (0.76)	$ 0.18	$ (0.91)	$ 0.42

	For The Three Months Ended		For The Six Months Ended
Per Share Data (1)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	unaudited	unaudited	unaudited	unaudited

Net asset value, beginning of period	$ 10.57	$ 11.17	$ 10.90	$ 11.10

Net investment income	0.20	0.15	0.34	0.26

Net realized and unrealized gain (loss) on portfolio securities	(0.96)	0.03	(1.25)	0.16

Net increase (decrease) in net assets resulting from
operations	(0.76)	0.18	(0.91)	0.42

Net asset value before dividends	9.81	11.35	9.99	11.52

Dividends declared	(0.18)	(0.17)	(0.36)	(0.34)

Net asset value, end of period	$ 9.63	$ 11.18	$ 9.63	$ 11.18

(1) We base Per Share Data on common shares outstanding at the end of the period.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in energy related private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management, L.L.C. NGP Energy Capital Management, L.L.C., based in Irving, Texas, is a leading investment firm with over $9.5 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

The NGP Capital Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4362

Forward-Looking Statements This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law. Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com), Hans Hubbard (hhubbard@ngpcrc.com), or Chris Ryals (cryals@ngpcrc.com), 713-752-0062.

CONTACT: Investor Relations Contact:
         Steve Gardner
         (investor_relations@ngpcrc.com)
         713-752-0062